UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Furmanite Corporation

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FURMANITE CORPORATION HIGHLIGHTS OPERATIONAL ACHIEVEMENTS AND
STRATEGY TO CONTINUE CREATING VALUE FOR SHAREHOLDERS

Mails Letter to Shareholders in Connection with Annual Meeting

Urges Shareholders to Vote FOR the Company’s Director Nominees
on the GOLD Proxy Card TODAY

HOUSTON, TEXAS (March 23, 2015) - Furmanite Corporation (NYSE: FRM) today announced that it will mail a letter to shareholders in connection with the Company’s 2015 Annual Meeting of Stockholders, scheduled for April 24, 2015. The Furmanite Board of Directors unanimously recommends that shareholders vote the GOLD proxy card FOR all five of the Company’s highly qualified and experienced director nominees: Sangwoo (“Bill”) Ahn, Kathleen G. Cochran, Kevin R. Jost, Joseph E. Milliron and Ralph Patitucci.

The full text of the letter follows:

March 23, 2015

Dear Fellow Shareholder:

We are writing to you today regarding Furmanite’s upcoming Annual Meeting of Stockholders, which will be held on April 24, 2015. At this meeting, or via vote by proxy prior to the meeting, you will be asked to make an important decision regarding the future of Furmanite. We urge you to protect the value of your investment by voting “FOR” Furmanite’s experienced and highly qualified Director nominees: Sangwoo (“Bill”) Ahn, Kathleen G. Cochran, Kevin R. Jost, Joseph E. Milliron and Ralph J. Patitucci.

The Furmanite Board of Directors and management team are focused on creating superior value for Furmanite shareholders. We have taken – and will continue to take – substantial steps to continue driving high performance and profitable growth across our global organization. The composition of your Board is something we take very seriously, and we believe the experience and expertise of your current directors have been, and will continue to be, drivers of the Company’s success.

The Furmanite Board unanimously recommends that shareholders use the enclosed GOLD proxy card today to vote by telephone, by Internet or by signing, dating and returning the GOLD proxy card in the postage-paid return envelope provided. We strongly urge you to disregard any white proxy cards from Mustang Capital that you may receive.

YOUR BOARD AND MANAGEMENT HAVE TRANSFORMED FURMANITE INTO A UNIFIED, GLOBAL COMPANY THAT IS WELL-POSITIONED FOR SUBSTANTIAL GROWTH AND SHAREHOLDER VALUE CREATION

Furmanite is one of the world’s largest specialty industrial service providers with a primary focus on oil and gas infrastructure, petrochemical and power. We are a leader and innovator in on-site industrial plant turnaround maintenance and on-line contractor engineered services. What began as a small operation in 1920 with the development of the under-pressure Leak Sealing process, has transformed into a large global organization that serves customers in a variety of capacities around the world. We are also the only company in our space that offers engineering, inspection and specialty mechanical services as a comprehensive Asset Life Cycle Solution, with an integrated project management solution for seamless implementation of services.

FURMANITE SUCCESSFULLY REALIGNED ITS OPERATIONS AND
STRATEGIC INITIATIVES IN 2014 TO MAXIMIZE OUTCOMES AND
ENHANCE VALUE FOR SHAREHOLDERS MOVING FORWARD

Recognizing the power and opportunities available by harnessing Furmanite’s global footprint to act as “one Company” under a common set of goals to drive synergies, operate more efficiently and establish common performance goals, your Board and management team have successfully realigned the Company’s operations and strategy in 2014 to support significant future profitable growth.

The 2014 efforts to unify the Company began by reinforcing the single culture that defines Furmanite and how we interact with our customers. This culture is focused on Safety, Ethics and the pursuit of perfect product and service delivery.

We then took deliberate action to standardize our global processes, capitalizing on best practices in key business areas such as business development, marketing and workforce, administration and equipment management. Our operational achievements include:

•
Aligning the utilization of our workforce on six continents around the world to the needs of our local staffing requirements, allowing us to maximize service technician deployment and control variable costs by improving our labor utilization;

•	Uniting previously independent sales strategies under a single umbrella for the first time in our history;

•
Revising our sales incentive program for 2015 to a single global plan that shifts the motivation back into the direct control of the sales force to drive profitable revenue growth, retention of key talent and support of recruitment;

•
Focusing on building long term, broad-based customer relationships and promoting the full-range of our capabilities in every corner of the world across a wide range of industries to virtually any sector that has a valve, pressure vessel or piping system;

•
Standardizing all global back-office functions, contract rate administration and oversight to ensure our customers globally benefit from consistent invoicing standards and to better support accounts receivable management to maximize receipt of amounts owed;

•
Maximizing the utilization of our extensive global equipment fleet by managing equipment resources on a global basis rather than a local basis and providing maximum safety performance and equipment up-time for our customers; and

•	Retaining professionally trained project managers to oversee project management and better support our customers in an increasingly complex environment.

Another important benefit of these initiatives is that it frees up a significant amount of time for our local operations management personnel, enabling them to spend substantially more time with our customers and focus on other value-added tasks.

Our approach positions Furmanite to maximize work scope safety, quality and customer confidence, as well as optimize bottom-line performance, by leveraging the total suite of our capabilities in a uniform fashion to meet and exceed customer expectations; these are critical advantages in an industry where long-term success is based on customer relationships and strength of service.

YOUR MANAGEMENT TEAM, WITH YOUR BOARD’S OVERSIGHT, HAS CREATED A LEADING PORTFOLIO OF PRODUCTS AND SERVICES THAT ARE WELL-POSITIONED TO CAPTURE GROWTH ACROSS MULTIPLE SERVICE PLATFORMS

While Specialty Mechanical Service offerings, for largely non-discretionary customer spend, continue to be the largest portion of our work today, over recent years we have increased our ability to partner with customers earlier and longer in their key projects and throughout the life cycles of their assets. In addition to our strong Specialty Mechanical Service offerings, your Board and management team have invested in important divisions of our business to broaden our offering, diversify our revenue streams and drive growth across multiple segments, including:

•
Non-Destructive Testing (“NDT”): We have created significant scale in our ability to provide non-discretionary inspection services for construction builds, plant maintenance and full-time mechanical integrity oversight of plant and process assets. Furmanite is capturing important market share, with increasing opportunity in this multi-billion dollar global industry that will continue strong growth due to aging infrastructures, new expansions and increased regulatory compliance and safety standards. Moreover, these services interconnect with all of our traditional offerings.

•
Engineering and Project Solutions - Front-End Engineering and Design (“FEED”): This capability came to Furmanite through an acquisition of a business with over 39 years of experience providing engineering services comprised of approximately 300 in-house engineers and 600 in-plant (embedded in our customers’ sites) professionals and engineers. Our capabilities include: Process Engineering, Automation, Mechanical and Piping Design, Construction Management oversight, Professional In-Plant Staffing services and a host of integrated engineering solutions. These capabilities distinguish Furmanite from our competitors’ capabilities and align our total solution offerings with changing market demands and customers’ needs.

Your Board and management team have grown the scale and capabilities of the Company through organic investments, service line and geography expansion and cross selling opportunities, while making prudent acquisitions to strengthen key areas. In addition to three smaller NDT companies, Furmanite has acquired six strategic businesses since 2005:

•	2005: Flowserve General Services Group

•	2011: Self Leveling Machines

•	2012: Crane - Houston Valve Services

•	2012: Westinghouse - Aggressive Equipment

•	2013: ENGlobal - Inspection Service Division and Gulf Coast Project Development, Engineering & Management division

These acquisitions have further helped the Company’s revenue more than triple, from $154 million in 2005 to $529 million in 2014.

We will continue to make the right strategic decisions, including acquisitions, to support our customers and build key areas of our business, which ultimately serve to enhance long-term shareholder value.

YOUR BOARD AND MANAGEMENT TEAM ARE EXECUTING ON A STRATEGY TO
POSITION FURMANITE TO GROW TO $1 BILLION IN REVENUE BY 2018

In connection with the January 1, 2015 appointment of Joe Milliron as Chief Executive Officer, Furmanite is currently developing a new five-year vision that will leverage the Company’s capabilities and strengths towards meeting our target goal of becoming a billion dollar company, in terms of revenue generation, by 2018.

The investments we have made over the past few years have been targeted to achieve the best long-term results for our Company and shareholders. In fact, within the last five years, our investment in growth has seen us nearly double our top-line performance from approximately $275 million in 2009 to more than $500 million in 2014.

Equally important, we have put in place additional cost savings initiatives that will drive additional incremental growth from our investments going forward. Specifically, we intend to limit our overhead spend to 25% of the incremental gross margin dollars that are generated, contributing 75% of those accretive margin dollars to our operating income.

Our solid fourth quarter 2014 results further underscore the successful execution of our strategy by your Board and management team and the momentum we expect in 2015. For the fourth quarter 2014, Furmanite reported:

•	Increased revenue of $3.5 million, or 2.7% over the prior year fourth quarter;

•	Growth in operating income by $2.9 million to $7.6 million; and

•	Increased net income to $4.8 million, or $0.13 per diluted share, compared to $2.6 million, or $0.07 per diluted share, in the prior year fourth quarter.

Our results are also driving solid returns for shareholders. Looking at the past five years of growth, a $100 investment in the Company’s common stock at the end of 2009 would have more than doubled to $205 by the end of 2014. As illustrated below, these solid returns outperform both the applicable NYSE Composite Index and our Peer Group Index1:

[1] Cumulative five-year total return of holders of Furmanite Corporation common stock compared with the cumulative total returns of the NYSE Composite index and a customized peer group of 18 companies that include: Acorn Energy Inc., AECOM, CACI International Inc., China Cgame Inc., Engility Holdings Inc., Englobal Corp, Furmanite Corporation, Grana Y Montero Saa, Infinite Group Inc., Jacobs Engineering Group Inc., KBR Inc., Lime Energy Co, Stantec Inc., Tetra Tech Inc., Versar Inc., VSE Corp, Widepoint Corp and Willdan Group Inc. The graph assumes that the value of the investment in Furmanite common stock, in each index, and in the peer group (including reinvestment of dividends) was $100 on December 31, 2009 and tracks the investment through December 31, 2014.

Your Board and management team will continue working hard to deliver results on behalf of all shareholders. We are confident that, Furmanite will continue to reap the benefits of our 2014 transformation throughout 2015 and beyond.

YOUR BOARD IS INDEPENDENT, EXPERIENCED AND HIGHLY QUALIFIED –
AND ACTIVELY ENGAGED IN OVERSEEING THE EXECUTION OF
FURMANITE’S STRATEGY TO ENHANCE SHAREHOLDER VALUE

Your Board is composed of five directors, all of whom are independent other than your chief executive officer, and all of whom are elected annually. Your Board is highly qualified and consists of proven leaders with critical industry knowledge and a diverse range of business, financial, operational and consulting expertise, both domestically and internationally, that provides a wide range of perspectives.

Furthermore, your Board is highly engaged with and oversees Furmanite’s experienced senior management team, providing oversight and accountability in all key aspects of the business. Your Board has a deep understanding of the industrial services and specialty engineering project solutions industries in which we operate, and they are motivated by a commitment to enhance value for all shareholders.

The Board is also committed to bringing in fresh perspectives. In July 2014, the Board of Directors appointed Ms. Kathleen Cochran as a new independent Director who serves on the Compensation Committee, the Audit Committee and the Nominating and Governance Committee. Ms. Cochran has a distinguished career as a marketing and planning professional with over 30 years of business experience. She has provided strategic consulting to Fortune 500 companies globally in her role as Senior Advisor at The Boston Consulting Group since 2008. Her addition brings a unique and valuable perspective to the Board.

Your Board’s nominees have the right experience to continue delivering strong results and creating value for shareholders:

•
Sangwoo (“Bill”) Ahn: Mr Ahn has served on the Furmanite Board since 1989 and as a member of the Audit Committee since 1990 (Chairman since 1997), in addition to serving as Chairman of the Nominating and Governance Committee since 1998 and as a member of the Compensation Committee since 2006. In May 2014, Mr. Ahn assumed the role of Non-Executive Board Chairman. Now retired, Mr. Ahn was a founding partner of Morgan, Lewis, Githens & Ahn, an investment banking firm. From 1986 to 2014, Mr. Ahn served as a director of PAR Technology Corporation (NYSE: PAR), a publicly traded company that delivers solutions for the hospitality, logistics and government industries. Mr. Ahn’s extensive knowledge of business and financial matters was attained through his involvement with a number of private and public companies over the past 40 years. Since Mr. Ahn joined the Board in 1989, he has been instrumental in setting the strategic course for the Company and enhancing shareholder value. Mr. Ahn played a critical role in the acquisition of the Furmanite business in the early 1990s, which today represents the Company’s core operations. Under his tenure and as part of this strategic transformation, the Company distributed its terminaling and pipeline business, Kaneb Services, LLC, directly to shareholders in 2001, who subsequently benefited from Valero LP’s 2005 acquisition of the business valued at nearly $3 billion.

•
Kathleen (“Kathy”) G. Cochran has served on the Furmanite Board since July 2014. Prior to her role at the Boston Consulting Group described above, Ms. Cochran held various marketing and business development roles during an 18-year career at The Gillette Company (and subsequently Procter & Gamble). She ultimately advanced to become a member of the global leadership team, serving as a Vice President of Marketing Research and Global Business Management. Ms. Cochran has extensive expertise in marketing and business development with large publicly traded companies in highly competitive markets around the world. Ms. Cochran brings to the Board valuable marketing knowledge and insight that are key components to the Company’s strategic growth plan.

•
Kevin R. Jost has served on the Furmanite Board since March 2010 and he became Chairman of the Compensation Committee and a member of the Audit Committee and the Nominating and Governance Committee at such time. Mr. Jost is the former president of Honeywell Imaging and Mobility (previously Hand Held Products, Inc.), a manufacturer of data collection and management solutions. Mr. Jost was president and Chief Executive Officer (“CEO”) of Hand Held Products, Inc. from its inception in 1999 until it was acquired by Honeywell in 2007, and continued to serve as the company’s chairman and CEO through his retirement in December 2008. From 1982 until 1999, Mr. Jost was Vice President and general manager of Welch Allyn Data Collection, a division of Welch Allyn, Inc., which acquired Hand Held Products, Inc. The company continued under the name of Hand Held Products, Inc. Mr. Jost served as a member of the board of directors of PAR Technology Corporation from 2004 until 2014. In 2012, Mr. Jost achieved the rank of Board Leadership Fellow, the highest level of credentialing for corporate directors and corporate governance professionals given by the National Association of Corporate Directors, for the fiscal 2013 year. Mr. Jost provides the Board with considerable hands-on operational experience in both developing and executing on successful strategic growth plans under varying economic and market conditions.

•
Joseph E. Milliron has over 35 years of experience, both domestic and international, in industrial contracting services. He was a business consultant for Furmanite before joining the Company in a permanent role in 2005 as Chief Operating Officer of the technical services business unit. He was promoted to Executive Vice President and Chief Operating Officer (“COO”) of the Company in 2007 and then to President and COO in 2009. Effective January 1, 2015, Mr. Milliron was named CEO and President of the Company and was also appointed to the Company’s Board of Directors. Before joining Furmanite, Mr. Milliron was CEO, President and a Director at CooperHeat-MQS, Inc., an international industrial services company, from 1999 to 2004, after serving in various management positions there from 1991 to 1999. Mr. Milliron’s in-depth knowledge of the industrial services industry, along with his intimate understanding of the Company’s operations, provide the Board with detailed and specific insight that is essential for effective operation and governance of the Company.

•
Ralph J. Patitucci has served on the Furmanite Board of Directors since October 2011. Mr. Patitucci also joined as a member of the Compensation Committee, the Audit Committee and the Nominating and Governance Committee at such time. Mr. Patitucci’s career includes 17 years with General Electric Company (“GE”), where he assumed positions of increasing responsibility over this period. His experience at GE included an international assignment, serving as Chairman, President and Chief Executive Officer of Samsung Medical Systems, Inc., the first joint venture corporation between GE and The Samsung Group. In 1996, Mr. Patitucci founded Index Services Inc., a consulting and private investment firm. Under the Index Services umbrella, Mr. Patitucci has led a series of private equity investments in a variety of corporations, taking an active role in the management and boards of directors of those entities. Currently, Mr. Patitucci serves as Chairman and CEO of Guy & O’Neill, Inc., a leading contract manufacturer in the wet wipes and liquid filling industry. Mr. Patitucci’s extensive leadership development experience, acquired through his distinguished tenure with GE and subsequent roles, uniquely positions him to continue providing the Company with guidance on attracting, retaining, developing and incentivizing the Company’s management team to execute on its strategic objectives in a manner that enriches shareholder value.

Finally, your entire Board is aligned with the interests of shareholders. To that end, we recently accelerated the expiration of the Company’s stockholder rights plan because we determined it to be the best action for our shareholders at this time. Additionally, based on an assessment of the Board leadership structure in 2014, your Board determined that it was in all of our shareholders’ best interests to separate the roles of Chairman and Chief Executive Officer.

MUSTANG CAPITAL IS SEEKING CONTROL OF YOUR BOARD

Mustang has submitted a slate of nominees that do not know your Company, in an attempt to gain control of your Board. You should be aware that Mustang owns less than 5% of your Company, and is seeking disproportionate influence over Furmanite’s direction without offering a plan for Furmanite’s future or any way to create value for you. Your Board believes Mustang has no strategy other than to gain control of the Board. If they succeed in doing so, and use that control to exercise control over your Company, they will have done so without paying any control premium to you.

Your Board is actively engaged in the oversight of the Company’s strategy and is committed to delivering superior results while serving the best interests of all Furmanite shareholders – not just Mustang Capital. We have a clear strategy and we are executing against our objectives to deliver value to shareholders.

PLEASE VOTE THE GOLD PROXY CARD TODAY

We believe Furmanite shareholders can protect the value of their investment by voting “FOR” the election of your Board’s experienced and highly qualified director nominees: Sangwoo (“Bill”) Ahn, Kathleen G. Cochran, Kevin R. Jost, Joseph E. Milliron and Ralph J. Patitucci.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online, or by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided. Please do NOT return or otherwise vote any white proxy card sent to you by Mustang. If you have previously submitted a white proxy card sent to you by Mustang, your Board urges you to revoke that proxy and vote for your Board’s nominees by signing and dating the enclosed GOLD proxy card today. If you have any questions or need assistance voting your shares, please contact our proxy solicitor, MacKenzie Partners, toll free at (800) 322-2885 or by email at Furmanite@mackenziepartners.com.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

/s/ Joe Milliron Joe Milliron Chief Executive Officer, President and Board Member	/s/ Sangwoo Ahn Sangwoo Ahn Chairman of the Board and Presiding Non-Executive Director

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
Furmanite@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services and specialty engineering project solutions companies, providing world class solutions to customer needs through more than 80 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

IMPORTANT INFORMATION

In connection with its 2015 Annual Meeting of Stockholders, Furmanite Corporation has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). INVESTORS AND STOCKHOLDERS OF FURMANITE ARE URGED TO READ THE PROXY STATEMENT FOR THE 2015 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of Furmanite’s definitive proxy statement and any other documents filed by Furmanite in connection with the 2015 Annual Meeting at the SEC’s website at www.sec.gov. Free copies of the definitive proxy statement are also available in the “Investors” section of the Company’s website at www.furmanite.com. Furmanite and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in connection with its 2015 Annual Meeting. Detailed information regarding the names, affiliations and interests of Furmanite’s directors and executive officers is available in the definitive proxy statement for the 2015 Annual Meeting, which was filed with the SEC on March 16, 2015.

Certain of the Company’s statements in this document are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, the Company’s ability to achieve its targeted future performance and revenue levels, the Company’s ability to achieve planned cost savings, and other risks and uncertainties detailed most recently in the Company’s Form 10-K as of December 31, 2014 filed with the SEC. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this document are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.